EXHIBIT 99.03

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

1.  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     The following financial statements are filed as part of this Report:

2.  INDEX TO FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule is filed as part of this report and should be read in conjunction with the Consolidated Financial Statements:

Schedule		Page

II	Valuation and Qualifying Accounts	67

     All other schedules not listed above have been omitted because they are inapplicable or are not required.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Intuit Inc.

We have audited the accompanying consolidated balance sheets of Intuit Inc. as of July 31, 2001 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended July 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intuit Inc. at July 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

San Francisco, California
August 14, 2002, except for Note 11,
as to which the date is February 7, 2003

INTUIT INC.
CONSOLIDATED BALANCE SHEETS

	July 31,	July 31,
(In thousands, except par value)	2001	2002

ASSETS
Current assets:
Cash and cash equivalents	$66,910	$414,748
Short-term investments	1,119,305	815,342
Marketable securities	85,307	16,791
Customer deposits	205,254	300,409
Accounts receivable, net of allowance for doubtful accounts of $15,851 and $5,696 respectively	23,382	51,999
Deferred income taxes	72,675	67,799
Income taxes receivable	—	2,187
Prepaid expenses and other current assets	30,220	49,581
Amounts due from discontinued operations entities	349,742	241,616
Net current assets of discontinued operations	37,168	—

Total current assets	1,989,963	1,960,472
Property and equipment, net	171,439	179,122
Goodwill, net	326,815	428,948
Purchased intangibles, net	88,104	125,474
Long-term deferred income taxes	150,102	176,553
Long-term investments	24,107	6,765
Loans to executive officers and other employees	12,859	21,270
Other assets	26,795	25,089
Net assets of discontinued operations	13,295	4,312

Total assets	$2,803,479	$2,928,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,054	$71,069
Accrued compensation and related liabilities	59,843	87,426
Payroll service obligations	205,067	300,381
Deferred revenue	123,760	147,120
Income taxes payable	82,486	—
Short-term note payable	8,683	2,277
Other current liabilities	92,110	81,795
Net current liabilities of discontinued operations	—	7,688

Total current liabilities	630,003	697,756
Long-term obligations	12,150	14,610
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value
Authorized – 1,345 shares total; 145 shares designated Series A; 250 shares designated Series B Junior Participating
Issued and outstanding – None	—	—
Common stock, $0.01 par value
Authorized – 750,000 shares Issued and outstanding – 210,526 and 211,164 shares, respectively	2,105	2,112
Additional paid-in capital	1,723,385	1,844,595
Treasury shares, at cost	(8,497)	(126,107)
Deferred compensation	(21,720)	(12,628)
Accumulated other comprehensive income (loss)	28,180	(3,675)
Retained earnings	437,873	511,342

Total stockholders’ equity	2,161,326	2,215,639

Total liabilities and stockholders’ equity	$2,803,479	$2,928,005

See accompanying notes.

INTUIT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal

	2000	2001	2002

(In thousands, except per share data)
Net revenue:
Products	$775,316	$805,684	$977,528
Services	114,991	216,544	273,575
Other	91,411	73,834	61,125

Total net revenue	981,718	1,096,062	1,312,228
Costs and expenses:
Cost of revenue:
Cost of products	149,445	135,559	157,373
Cost of services	71,184	108,349	107,634
Cost of other revenue	30,661	25,952	24,366
Amortization of purchased software	7,003	14,949	12,423
Customer service and technical support	128,979	137,171	164,875
Selling and marketing	200,672	217,769	263,721
Research and development	157,101	196,119	198,471
General and administrative	72,739	93,508	109,076
Charge for purchased research and development	1,312	238	2,151
Charge for vacant facilities	—	—	13,237
Acquisition-related charges (includes impairment charges of $78,686 in 2001 and $22,006 in 2002) (see Note 1 regarding adoption of SFAS 142)	150,208	247,806	181,401
Loss on impairment of long-lived asset	—	—	27,000

Total costs and expenses	969,304	1,177,420	1,261,728

Income (loss) from continuing operations	12,414	(81,358)	50,500
Interest and other income	48,697	57,593	27,276
Gains (losses) on marketable securities and other investments, net	481,130	(98,053)	(15,535)
Gains (losses) on divestiture of businesses, net	—	(15,315)	8,308

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	542,241	(137,133)	70,549
Income tax (benefit) provision	216,550	(12,477)	16,934

Net income (loss) from continuing operations before cumulative effect of accounting change	325,691	(124,656)	53,615

Discontinued operations, net of income taxes (Note 11):
Net income (loss) from Quicken Loans discontinued operations	(16,517)	20,972	47,100
Gain on disposal of Quicken Loans discontinued operations	—	—	23,300
Net income (loss) from Intuit KK discontinued operations	(3,513)	6,577	16,145

Net income (loss) from discontinued operations	(20,030)	27,549	86,545

Cumulative effect of accounting change, net of income taxes of $9,543	—	14,314	—

Net income (loss)	$305,661	$(82,793)	$140,160

Basic net income (loss) per share from continuing operations before cumulative effect of accounting change	$1.62	$(0.60)	$0.25
Basic net income (loss) per share from discontinued operations	(0.10)	0.13	0.41
Cumulative effect of accounting change per share	—	0.07	—

Basic net income (loss) per share	$1.52	$(0.40)	$0.66

Shares used in basic net income (loss) per share amounts	200,770	207,959	211,794

	Fiscal

	2000	2001	2002

(In thousands, except per share data)
Diluted net income (loss) per share from continuing operations before cumulative effect of accounting change	$1.54	$(0.60)	$0.24
Diluted net income (loss) per share from discontinued operations	(0.09)	0.13	0.40
Cumulative effect of accounting change per share	—	0.07	—

Diluted net income (loss) per share	$1.45	$(0.40)	$0.64

Shares used in diluted net income (loss) per share amounts	211,271	207,959	217,897

See accompanying notes.

INTUIT INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Other
	Common Stock		Additional		Deferred	Comprehensive	Retained	Total
			Paid In	Treasury	Stock	Income	Earnings	Stockholders'
	Shares	Amount	Capital	Stock	Compensation	(Loss)	(Deficit)	Equity

(Dollars In thousands)
Balance at August 1, 1999	196,348,524	$1,963	$1,265,248	$(134)	$—	$79,144	$215,167	$1,561,388
Components of comprehensive income:
Net income	—	—	—	—	—	—	305,661	305,661
Other comprehensive loss, net of tax	—	—	—	—	—	(23,558)	—	(23,558)

Comprehensive income, net of tax								282,103
Issuance of common stock upon exercise of options and other	6,651,953	67	80,296	—	—	—	—	80,363
Issuance of restricted common stock	225,000	2	15,202	—	(15,202)	—	—	2
Issuance of common stock pursuant to Employee Stock Purchase Plan	355,281	4	9,771	—	—	—	—	9,775
Issuance of common stock pursuant to acquisitions	719,197	7	55,618	—	—	—	—	55,625
Tax benefit from employee stock option transactions	—	—	93,515	—	—	—	—	93,515
Deferred stock compensation	—	—	—	—	(16,605)	—	—	(16,605)
Amortization of deferred compensation	—	—	—	—	5,285	—	—	5,285
Stockholders’ distributions	—	—	—	—	—	—	(162)	(162)

Balance at July 31, 2000	204,299,955	2,043	1,519,650	(134)	(26,522)	55,586	520,666	2,071,289
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(82,793)	(82,793)
Other comprehensive loss, net of tax	—	—	—	—	—	(27,406)	—	(27,406)

Comprehensive loss, net of tax								(110,199)
Issuance of common stock upon exercise of options and other	5,201,860	52	82,024	—	—	—	—	82,076
Issuance of common stock pursuant to Employee Stock Purchase Plan	469,873	5	14,719	—	—	—	—	14,724
Stock repurchase	(239,542)	(2)	—	(8,363)	—	—	—	(8,365)
Issuance of common stock pursuant to acquisitions	794,093	7	44,779	—	—	—	—	44,786
Tax benefit from employee stock	—	—	—	—	—
option transactions	—	—	59,546	—	—	—	—	59,546
Deferred stock compensation	—	—	2,667	—	(2,667)	—	—	—
Amortization of deferred compensation	—	—	—	—	7,469	—	—	7,469

Balance at July 31, 2001	210,526,239	2,105	1,723,385	(8,497)	(21,720)	28,180	437,873	2,161,326
Components of comprehensive income:
Net income	—	—	—	—	—	—	140,160	140,160
Other comprehensive loss, net of tax	—	—	—	—	—	(31,855)	—	(31,855)

Comprehensive income, net of tax								108,305
Issuance of common stock upon exercise of options and other	5,961,161	60	(10,178)	193,010	—	—	(66,691)	116,201
Issuance of common stock pursuant to Employee Stock Purchase Plan	584,053	6	10,178	7,656	—	—	—	17,840
Stock repurchase	(7,361,839)	(74)	—	(318,276)	—	—	—	(318,350)
Issuance of common stock pursuant to acquisitions	1,454,027	15	67,964	—	—	—	—	67,979
Tax benefit from employee stock option transactions	—	—	53,246	—	—	—	—	53,246
Deferred stock compensation	—	—		—	(1,620)	—	—	(1,620)
Amortization of deferred compensation	—	—	—	—	10,712	—	—	10,712

Balance at July 31, 2002	211,163,641	$2,112	$1,844,595	$(126,107)	$(12,628)	$(3,675)	$511,342	$2,215,639

See accompanying notes.

INTUIT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal

	2000	2001	2002

(In thousands)
Cash flows from operating activities:
Net income (loss) from continuing operations	$325,691	$(124,656)	$53,615
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Acquisition-related charges	150,208	247,806	181,401
Amortization of purchased software	7,003	14,949	12,423
Amortization of deferred compensation	1,266	2,531	2,534
Depreciation	45,536	54,324	58,841
Net (gains) losses from marketable securities and other investments	(481,130)	98,053	15,535
Charge for purchased research and development	1,312	238	2,151
Charge for vacant facilities	—	—	13,237
Loss on impairment of long-lived asset	—	—	27,000
Net (gains) losses on divestiture of businesses	—	15,315	(8,308)
Loss on disposal of property and equipment	—	—	3,227
Deferred income tax benefit	(133,742)	(72,952)	(21,575)
Tax benefit from employee stock options	93,515	59,546	53,246
Changes in operating assets and liabilities:
Customer deposits	(46,571)	(27,460)	(50,938)
Accounts receivable	(6,288)	38,409	(11,520)
Income taxes receivable	—	—	(2,187)
Prepaid expenses and other current assets	39,587	(13,324)	(11,144)
Accounts payable	12,343	(20,252)	8,522
Accrued compensation and related liabilities	9,402	16,203	21,578
Payroll service obligations	45,854	28,069	51,087
Deferred revenue	36,609	29,591	12,488
Income taxes payable	(8,661)	(55,620)	(65,726)
Other current liabilities	(4,866)	(60,034)	(1,187)

Total changes in operating assets and liabilities	77,409	(64,418)	(49,027)

Net cash provided by operating activities	87,068	230,736	344,300

Cash flows from investing activities:
Change in other assets	(35,549)	7,764	(9,582)
Purchases of property and equipment	(93,375)	(48,410)	(42,096)
Capitalization of internal use software	—	(23,441)	(21,323)
Purchases of marketable securities	(18,800)	—	—
Proceeds from the sale of marketable securities	681,014	29,635	23,435
Purchases of short-term investments	(2,056,060)	(3,169,430)	(2,849,548)
Liquidation and maturity of short-term investments	1,346,975	3,104,983	3,152,256
Acquisitions of businesses, net of cash acquired	(76,714)	(198,062)	(278,265)
Purchases of long-term investments, net	(1,656)	(3,079)	—

Net cash used in investing activities	(254,165)	(300,040)	(25,123)

Cash flows from financing activities:
Principal payments on long-term debt and notes payable	(4,856)	(850)	(11,333)
Net proceeds from issuance of common stock	89,978	96,797	133,565
Purchase of treasury stock	—	(8,363)	(318,350)

Net cash provided by (used in) financing activities	85,122	87,584	(196,118)

Net cash provided by (used in) discontinued operations	(69,110)	(303,087)	225,210
Effect of foreign currency translation	103	2,538	(431)

Net increase (decrease) in cash and cash equivalents	(150,982)	(282,269)	347,838
Cash and cash equivalents at beginning of period	500,161	349,179	66,910

Cash and cash equivalents at end of period	$349,179	$66,910	$414,748

Supplemental disclosure of cash flow information:
Interest paid	$4,721	$3,149	$1,768

Income taxes paid	$270,271	$39,131	$101,645

See accompanying notes.

INTUIT INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the financial statements of Intuit and its wholly owned subsidiaries. We have eliminated all intercompany balances and transactions in consolidation. We have reclassified certain other previously reported amounts to conform to the current presentation. As discussed in Note 11, the Quicken Loans mortgage business, which we sold on July 31, 2002, has been accounted for as discontinued operations in accordance with Accounting Principles Board (“APB”) Opinion No. 30. Also as discussed in Note 11, Intuit KK, our Japanese subsidiary, became a long-lived asset held for sale and a discontinued operation during the second quarter of fiscal 2003 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144. The sale of Intuit KK closed on February 7, 2003. Accordingly, we have reclassified our financial statements for all periods presented to reflect Quicken Loans and Intuit KK as discontinued operations. Unless noted otherwise, discussions in these notes pertain to our continuing operations.

Investments in which we intend to maintain more than a temporary 20% to 50% interest, or otherwise have the ability to exercise significant influence, are accounted for under the equity method. Investments in which we have less than a 20% interest and over which we do not have the ability to exercise significant influence are carried at the lower of cost or estimated realizable value. We monitor both equity and cost basis investments for other than temporary declines in value and make reductions in carrying values when appropriate.

Use of Estimates

We make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. Estimates are used for reserves for product returns, reserves for rebates, determining the collectibility of accounts receivable, the valuation of deferred tax assets and other amounts. We also use estimates to determine the remaining economic lives and carrying values of goodwill, purchased intangibles, property and equipment and other long-lived assets. Despite our intention to establish accurate estimates and assumptions, actual results may differ from our estimates.

Net Revenue

For our shrink-wrapped software products, we generally recognize revenue when we ship products (which is when title passes) either to retailers and distributors or directly to end user customers. We sell certain consumer tax products on consignment. We recognize revenue for consigned software products when the end-user sale has been confirmed. We recognize revenue only if payment is probable and we have no significant remaining obligations to the customer. We recognize revenue from distributors and retailers net of returns reserves that are based on historical returns experience and other factors such as the volume and price mix of products in the retail channel, trends in retailer inventory and economic trends that might impact customer demand for our products. We recognize revenue from end users net of rebate reserves that are based on the terms and conditions of the specific promotional program, actual sales during the promotion, the amount of redemptions received, historical redemption trends by product and by type of promotional program and the economic value of the rebate. In some situations, we receive advance payments from our customers. Revenue associated with these advance payments is deferred until the products are shipped or services are provided. We also reduce revenue by the estimated cost of rebates when products are shipped.

We recognize revenue from payroll processing and payroll tax filing services as the services are performed, provided we have no other remaining obligations. We generally require customers to remit payroll and payroll tax liability funds to us in advance of the applicable payroll due date, via electronic funds transfer. We include in total net revenue the interest earned on invested balances resulting from timing differences between the collection of these funds from customers and the remittance of such funds to outside parties because this interest income represents an integral part of the revenue generated from our services. We recognize this interest as it is earned.

We also offer several plans under which customers pay for technical support assistance. We recognize support revenue over the life of the plan, which is generally one year. We include costs incurred for fee-for-support plans in cost of revenue.

We recognize revenue from other products and services when it is earned based on the nature of the particular product or service. For products and services that we provide over a period of time, we recognize revenue pro rata based on the contractual time period. Where we provide or deliver the product or service at a specific point in time and there are no remaining obligations, we recognize revenue upon delivery of the product or completion of the service.

Shipping and Handling Costs

We record costs incurred for the shipping and handling of our software products as cost of products in our statement of operations.

Customer Service and Technical Support

Customer service and technical support costs include the costs associated with performing order processing, answering customer inquiries by telephone and through Web sites and other electronic means and providing free technical support assistance to customers. In connection with the sale of certain products, we provide a limited amount of free technical support assistance to customers. We do not defer the recognition of any revenue associated with sales of these products, since the cost of providing this free technical support is insignificant. The technical support is provided within one year after the associated revenue is recognized and free product enhancements are minimal and infrequent. We accrue the estimated cost of providing this free support upon product shipment.

Software Development Costs

SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or otherwise Marketed,” requires companies to expense software development costs as they incur them until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers. To date, our software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, we have not capitalized any development costs. SFAS 2, “Accounting for Research and Development Costs” establishes accounting and reporting standards for research and development. In accordance with SFAS 2, costs we incur to enhance our existing products or after the general release of the service using the product are expensed in the period they are incurred and included in research and development costs in the statement of operations.

We capitalize costs related to the development of computer software developed or obtained for internal use in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Costs incurred in the application development phase are capitalized and amortized over their useful lives, generally not to exceed three years.

Advertising

We expense advertising costs as we incur them. Advertising expense for the years ended July 31, 2000, 2001 and 2002 was approximately $42.3 million, $31.6 million and $28.9 million, respectively.

Cash Equivalents and Short-Term Investments

We consider highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market funds in all periods presented. Short-term investments consist of available-for-sale debt securities that we carry at fair value. We include unrealized gains and losses on short-term investments, net of tax, in stockholders’ equity. Available-for-sale debt securities are classified as current assets based upon our intent and ability to use any and all of these securities as necessary to satisfy the significant short-term liquidity requirements that may arise from the highly seasonal and cyclical nature of our businesses. Because of our significant business seasonality, cash flow requirements may fluctuate dramatically from quarter to quarter and require us to use a significant amount of the short-term investments held as available-for-sale securities. See Note 2.

Marketable Securities and Other Long-term Investments

We classify our marketable securities as available-for-sale, carry them at fair value and include unrealized gains and losses on them, net of tax, in stockholders’ equity. We use the specific identification method to account for gains and losses on marketable equity securities. We include realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities in gains (losses) on marketable securities and other investments, net in the statement of operations. Our other long-term investments consist primarily of equity investments in privately held companies and are stated at cost, adjusted for declines in fair value that are considered other-than-temporary. See Note 3.

Change in Accounting Principle

During fiscal 2001, we adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires us to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. In May 1999, we completed a $50 million investment (970,813 shares) in Security First Technologies, now known as S1 Corporation. In connection with this agreement, we received options to purchase 4.8 million additional shares of S1 common stock, at a per share purchase price of $51.50. These options contained a net-exercise feature. In August 2000, we recorded the cumulative effect of the change in accounting for derivatives for our 4.8 million S1 options held in long-term investments. This resulted in a one-time cumulative effect of $14.3 million, net of income taxes totaling $9.5 million, in the first quarter of fiscal 2001. The one-time cumulative effect created an increase of $0.07 per share in the basic and diluted net loss per share for fiscal 2001. SFAS 133 requires the derivatives to be carried at fair value, so subsequent fluctuations in the fair value of these options were included in our net income (loss) until we sold them. For fiscal 2001, these fluctuations resulted in a loss of $9.7 million net of income taxes, which increased the basic and diluted net loss per share for the period by $0.05 per share. During the first quarter of fiscal 2002, we sold these options and recorded a realized loss of $1.9 million.

If we had adopted SFAS 133 as of the beginning of fiscal 2000, adjusted pro forma net income would have been $299.1 million compared to reported net income of $305.7 million and adjusted pro forma diluted net income per share would have been $1.42 compared to reported net income per share of $1.45.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. We calculate depreciation using the straight-line method over the estimated useful lives of the assets, which range from 3 to 30 years. We amortize leasehold improvements using the straight-line method over the lesser of their estimated useful lives or remaining lease terms.

Goodwill, Purchased Intangible Assets and Other Long-lived Assets

We record goodwill when the purchase price of net tangible and intangible assets we acquire exceeds their fair value. We generally amortized goodwill on a straight-line basis over periods ranging from 3 to 5 years in all periods presented. However, in accordance with SFAS 142, “Goodwill and Other Intangible Assets,” we did not amortize goodwill for acquisitions completed after June 30, 2001 and effective August 1, 2002 we no longer amortize goodwill for acquisitions completed before July 1, 2001. See “Recent Pronouncements” below for more information. We amortize the cost of identified intangibles on a straight-line basis over periods ranging from 1 to 15 years.

We regularly perform reviews to determine if the carrying values of our long-lived assets are impaired. We look for facts or circumstances, either internal or external, that indicate that we may not recover the carrying value of the asset.

We measure impairment loss related to long-lived assets based on the amount by which the carrying amounts of such assets exceed their fair values. Our measurement of fair value is generally based on an analysis of the present value of estimated future discounted cash flows. Our analysis is based on available information and reasonable and supportable assumptions and projections. The discounted cash flow analysis considers the likelihood of possible outcomes and is based on our best estimate of projected future cash flows. If necessary, we perform subsequent calculations to measure the amount of the impairment loss based on the excess of the carrying value over the fair value of the impaired assets.

In June 2001, the Financial Accounting Standards Board issued SFAS 142, “Goodwill and Other Intangible Assets.” In October 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We implemented both SFAS 142 and SFAS 144 beginning in the first quarter of fiscal 2003. See “Recent Pronouncements” below for more information.

Customer Deposits

Customer deposits represent cash held on behalf of our customers in our payroll business.

Payroll Service Obligations

Payroll service obligations relate to our payroll business and consist primarily of payroll taxes we owe on behalf of our customers.

Concentration of Credit Risk and Significant Customers and Suppliers

We operate in markets that are highly competitive and rapidly changing. Significant technological changes, changes in customer requirements, the emergence of competitive products or services with new capabilities and other factors could negatively impact our operating results.

We are also subject to risks related to changes in the values of our significant balances of short-term investments, marketable securities and long-term private equity investments, as well as risks related to the collectibility of our trade accounts receivable. Our portfolio of short-term investments consists primarily of investment-grade securities that are diversified by limiting our holdings with any individual issuer in a managed portfolio to a maximum of $5 million. At July 31, 2002, we held approximately $16.8 million in marketable securities, as described in Note 3. See that note for a discussion of our marketable securities. At July 31, 2002, we also held approximately $6.8 million in long-term private equity investments, net of reserves for declines in value that management has determined to be other-than-temporary.

We sell a significant portion of our products through third-party distributors and retailers. As a result, we face risks related to the collectibility of our trade accounts receivable. To appropriately manage this risk, we perform ongoing evaluations of customer credit and limit the amount of credit extended as we deem appropriate but generally do not require collateral. We maintain reserves for estimated credit losses and these losses have historically been within our expectations. However, since we cannot necessarily predict future changes in the financial stability of our customers, we cannot guarantee that our reserves will continue to be adequate.

One distributor accounted for 10% of total net revenue in fiscal 2000 and the same distributor accounted for 15% of accounts receivable at July 31, 2001. Due to changes in our distributor relationships during fiscal 2002, we are selling an increasing proportion of our software products directly to a variety of retailers rather than through a few major distributors. No distributor or retailer accounted for 10% or more of total net revenue in fiscal 2001 or 2002, nor did any customer account for 10% or more of accounts receivable at July 31, 2002.

In connection with the sale of our Quicken Loans mortgage business in July 2002, we have agreed to continue providing to the purchasing company a line of credit of up to $375.0 million to fund mortgage loans for a transition period of up to six months. The line is secured by the related mortgage loans and had an outstanding balance of $245.6 million at July 31, 2002. As part of the consideration for the sale of the business, we also hold a five-year promissory note in the principal amount of $23.3 million from the purchasing company. See Note 11.

We rely on three third party vendors to handle all outsourced aspects of our primary retail desktop software product launches. We also have an exclusive contract with another vendor to print and fulfill orders for all of our checks and many other products for our financial supplies business. While we believe that relying on two vendors for product launches and replenishments and on one vendor for our supplies improves the efficiency and reliability of these activities, relying on any one vendor for a significant aspect of our business can have a significant negative impact on our revenue and profitability if that vendor fails to perform at acceptable service levels.

Foreign Currency

The functional currency of all our foreign subsidiaries is the local currency. Assets and liabilities of our foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenue, costs and expenses are translated at average rates of exchange in effect during the year. We report translation gains and losses as a separate component of stockholders’ equity. We include net gains and losses resulting from foreign exchange transactions in the statement of operations and they were immaterial in all periods presented.

Recent Pronouncements

On June 29, 2001, the Financial Accounting Standards Board issued SFAS 141, “Business Combinations,” and SFAS 142, “Goodwill and Other Intangible Assets.”

SFAS 141 supercedes APB Opinion No. 16, “Business Combinations,” and eliminates the pooling-of-interests method of accounting for business combinations, thus requiring that all business combinations be accounted for using the purchase method. In addition, in applying the purchase method, SFAS 141 changes the criteria for recognizing intangible assets other than goodwill and states that the following criteria should be considered in determining the classification of intangible assets: (1) whether the intangible asset arises from contractual or other legal rights, or (2) whether the intangible asset is separable or dividable from the acquired entity and capable of being sold, transferred, licensed, rented, or exchanged. If neither criteria is met, the intangible assets are classified as goodwill and are not amortized. We have applied the requirements of SFAS 141 to all business combinations initiated after June 30, 2001.

SFAS 142 supercedes APB Opinion No. 17, “Intangible Assets,” and provides that goodwill and other intangible assets that have an indefinite useful life will no longer be amortized. However, these assets must be reviewed for impairment at least annually or more frequently if an event occurs indicating the potential for impairment. The shift from an amortization approach to an impairment approach applies to all acquisitions completed after June 30, 2001. The additional goodwill amortization charge for businesses we acquired subsequent to June 30, 2001 would have been approximately $8.8 million in fiscal 2002 had this new standard not been in place. Total goodwill amortization expense, including impairments, was $139.5 million in fiscal 2001 and $122.6 million in fiscal 2002. We adopted the remaining elements of this new standard in the first quarter of fiscal 2003 and therefore ceased goodwill amortization for acquisitions made prior to July 1, 2001. However, it is possible that in the future we may incur impairment charges related to the goodwill already recorded and to goodwill arising out of future acquisitions. In addition, we will continue to amortize most purchased intangible assets and to assess those assets for impairment as appropriate.

In connection with the transitional goodwill impairment evaluation under SFAS 142, we will perform an assessment of goodwill impairment as of August 1, 2002, the date of adoption. To accomplish this, we will identify our reporting units and determine the carrying value of each of them by assigning the assets and liabilities, including existing goodwill and intangible assets, to those reporting units as of the date of adoption. We will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent that a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit’s goodwill to its carrying amount, both of which will be measured as of the date of adoption. The implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS 141. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the statement of operations.

As of the date of adoption of SFAS 142 on August 1, 2002, we had an unamortized acquired intangible assets balance of approximately $123.6 million, excluding the balance of approximately $1.9 million for assembled workforce reclassified to goodwill. As of that date, we also had an unamortized goodwill balance of approximately $430.8 million which included the amount of assembled workforce reclassified to goodwill. These balances will be subject to the transitional provisions of SFAS 141 and 142. Transitional impairment losses that may be required to be recognized upon adoption of SFAS 141 and 142 are indeterminable at this time.

The following table shows our financial results as they would have been if we had adopted the non-amortization provisions of SFAS 142 as of the beginning of fiscal 2000:

	Fiscal

	2000	2001	2002

(In thousands, except per share data; pro forma figures are unaudited)
Income (loss) from continuing operations before cumulative effect of accounting change:
As reported	$325,691	$(124,656)	$53,615
Amortization of goodwill, net of tax	73,014	92,040	82,161

Pro forma	$398,705	$(32,616)	$135,776

Net income (loss):
As reported	$305,661	$(82,793)	$140,160
Amortization of goodwill, net of tax	73,014	92,040	82,161

Pro forma	$378,675	$9,247	$222,321

Basic income (loss) per share from continuing operations before cumulative effect of accounting change:
As reported	$1.62	$(0.60)	$0.25
Amortization of goodwill, net of tax	0.36	0.44	0.39

Pro forma	$1.98	$(0.16)	$0.64

Basic net income (loss) per share:
As reported	$1.52	$(0.40)	$0.66
Amortization of goodwill, net of tax	0.36	0.44	0.39

Pro forma	$1.88	$0.04	$1.05

Diluted income (loss) per share from continuing operations before cumulative effect of accounting change:
As reported	$1.54	$(0.60)	$0.24
Amortization of goodwill, net of tax	0.35	0.44	0.38

Pro forma	$1.89	$(0.16)	$0.62

Diluted net income (loss) per share:
As reported	$1.45	$(0.40)	$0.64
Amortization of goodwill, net of tax	0.35	0.44	0.38

Pro forma	$1.80	$0.04	$1.02

In October 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which applies to financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes FASB Statement 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and portions of APB Opinion No. 30, “Reporting the Results of Operations.” SFAS 144 provides a single accounting model for long-lived assets we expect to dispose of and significantly changes the criteria for classifying an asset as held-for-sale. This classification is important because held-for-sale assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are actually incurred, rather than when the amount of the loss is estimated, as presently required. We adopted SFAS 144 effective August 1, 2002 and do not expect the adoption of SFAS 144 to have a material impact on our financial position, results of operations or cash flows.

In November 2001, the FASB’s Emerging Issues Task Force released Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” which applies to annual or interim financial statement periods beginning after December 15, 2001. The release provides that cash consideration (including sales incentives) that we give to our customers or resellers should be accounted for as a reduction of revenue rather than as an operating expense unless we receive a benefit that we can identify and reasonably estimate.

We adopted this new release beginning in the third quarter of fiscal 2002. The adoption of EITF Issue No. 01-9 did not have a material impact on our total net revenue and as a result we did not reclassify prior period financial statements.

In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit and Disposal Activities.” This statement revises the accounting for exit and disposal activities under EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” A formal commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most exit and disposal costs. Instead, companies will record exit or disposal costs when they are incurred and can be measured at fair value, and will subsequently adjust the recorded liability for changes in estimated cash flows. The provisions of SFAS 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS 146 and liabilities that a company previously recorded under EITF Issue No. 94-3 are not affected. We do not believe that the adoption of SFAS 146 will have a material impact on our financial position, results of operations or cash flows.

2. Short-Term Investments

The following schedule summarizes the estimated fair value of our short-term investments as of the dates indicated:

	July 31,

	2001	2002

(In thousands)
Corporate notes	$63,723	$24,405
Municipal bonds	1,030,442	780,914
U.S. government securities	25,140	10,023

	$1,119,305	$815,342

The following table summarizes the estimated fair value of our available-for-sale debt securities held in short-term investments classified by the stated maturity date of the security:

	July 31,

	2001	2002

(In thousands)
Due within one year	$215,205	$230,716
Due within two years	221,620	141,942
Due within three years	—	—
Due after three years	682,480	442,684

	$1,119,305	$815,342

3. Marketable Securities and Other Long-term Investments

We currently hold marketable securities that we acquired in connection with strategic business transactions and relationships. In accordance with SFAS 115, we classify marketable securities that we buy and hold principally for the purpose of selling in the near term as trading securities. We report trading securities at estimated fair value and include unrealized gains and losses on these securities in our net income (loss). We classify our other marketable securities as available-for-sale securities. We report available-for-sale securities at estimated fair value and include unrealized gains and losses on these securities in a separate component of stockholders’ equity.

Marketable securities classified as trading and available-for-sale at July 31, 2002 and 2001 are summarized below. Estimated fair value is based on quoted market prices.

	Cost	Gross Unrealized		Estimated
July 31, 2002	Basis	Gains	Losses	Fair Value

(In thousands)
Trading securities	$—	$—	$—	$—
Securities available-for-sale:
Checkfree Corporation common stock	24,866	—	(8,075)	16,791

	$24,866	$—	$(8,075)	$16,791

	Cost	Gross Unrealized		Estimated
July 31, 2001	Basis	Gains	Losses	Fair Value

(In thousands)
Trading securities	$99,304	$—	$(97,288)	$2,016
Securities available-for-sale:
Checkfree Corporation common stock	35,621	37,215	—	72,836
S1 Corporation common stock	7,741	2,714	—	10,455

	$142,666	$39,929	$(97,288)	$85,307

In fiscal 2002, proceeds from the sales of available-for-sale securities totaled $25.0 million; gross realized gains totaled $6.0 million and gross realized losses totaled $2.9 million. In fiscal 2001, proceeds from the sales of available-for-sale securities totaled $21.5 million; gross realized gains totaled $15.8 million and gross realized losses totaled $4.9 million. We recorded charges of $40.2 million in fiscal 2001 to write down certain available-for-sale securities for which the decline in fair value below carrying value was other-than-temporary.

Unrealized gains and losses on trading securities are included in our net income (loss). We held no trading securities at July 31, 2002.

Our marketable securities, which are quoted on the Nasdaq Stock Market, are stocks of high technology companies whose market prices have been extremely volatile and have declined substantially during the past three years. These declines have resulted, and could continue to result, in material reductions in the carrying values of these assets. This has a negative impact on our operating results. If these securities experience further declines in fair value that are considered other-than-temporary, we will reflect the additional losses in our statement of operations in the period when the subsequent impairment becomes apparent.

The fair values of our long-term investments (consisting primarily of equity investments in privately held companies) have also declined substantially since our initial investments due to the volatility and economic downturn of the high technology industry. We recorded losses of $7.5 million in fiscal 2002 and $16.2 in fiscal 2001 and charges of $9.5 million in fiscal 2002 and $28.6 million in fiscal 2001, to write down certain long-term investments for which the decline in fair value below carrying value was other-than-temporary.

4. Property and Equipment

Property and equipment consisted of the following as of the dates indicated:

		July 31,
	Life in
	Years	2001	2002

(Dollars in thousands)
Equipment	3-5	$147,361	$181,007
Computer software	3	50,014	60,461
Furniture and fixtures	5	23,614	27,230
Leasehold improvements	Note 1	63,814	69,059
Land and buildings	NA / 30	21,285	26,509
Capital in progress	—	8,540	18,016

		314,628	382,282
Less accumulated depreciation and amortization		(143,189)	(203,160)

		$171,439	$179,122

Capital in progress consists primarily of costs related to internal use software projects. As discussed in Note 1, “Software Development Costs,” we capitalize costs related to the development of computer software for internal use in accordance with SOP 98-1. We capitalized approximately $23.4 million and $21.3 million of internal use software during fiscal 2001 and 2002, respectively. Costs related to internal use software projects are included in the capital in progress category of property and equipment until project completion, at which time they are transferred to the computer software category and amortized over their useful lives. Amortization expense for capitalized internal use software was $3.6 million in fiscal 2001 and $7.5 million in fiscal 2002. The net book value of completed capitalized internal use software was $11.3 million at July 31, 2001 and $15.6 million at July 31, 2002.

5. Goodwill and Intangible Assets

Goodwill and purchased intangible assets consisted of the following at the dates indicated:

	Life in	July 31,

	Years	2001	2002

(Dollars in thousands)
Goodwill	3-5	$713,596	$822,894
Accumulated amortization of goodwill		(386,781)	(393,946)

Net goodwill		326,815	428,948

Customer lists	3-12	119,310	144,379
Covenants not to compete	3-5	9,917	7,399
Purchased technology	1-7	107,855	121,763
Assembled workforce	2-5	11,882	4,458
Trade names and logos	1-15	12,004	16,555

Total intangible assets		260,968	294,554
Accumulated amortization of intangible assets		(172,864)	(169,080)

Net intangible assets		88,104	125,474

		$414,919	$554,422

Accumulated amortization of intangible assets declined during fiscal 2002 due to the retirement of certain fully amortized intangible assets.

In June 2001, the FASB issued SFAS 142, “Goodwill and Other Intangible Assets.” We adopted SFAS 142 on August 1, 2002. As a result, goodwill will no longer be amortized but will be subject to annual impairment tests. Most other intangible assets will continue to be amortized over their estimated useful lives. In accordance with the provisions of SFAS 142, effective August 1, 2002 we transferred the net balance of $1.9 million for assembled workforce to goodwill and will no longer amortize that intangible asset. See Note 1.

We summarize the following expenses on the “acquisition-related charges” line of our statement of operations:

	Fiscal

	2000	2001	2002

(In thousands)
Amortization of goodwill	$110,628	$139,455	$122,629
Amortization of intangibles	26,133	24,649	28,112
Acquisition-related amortization of deferred compensation	4,019	4,938	8,654
Acquisition-related impairment charges	—	78,686	22,006
Other	9,428	78	—

	$150,208	$247,806	$181,401

As discussed in Note 1, we regularly perform reviews to determine if the carrying values of our goodwill and intangible assets may be impaired. We look for the existence of facts and circumstances, either internal or external, which indicate that the carrying value of the asset may not be recovered.

Fiscal 2001

During fiscal 2001, events and circumstances indicated possible impairment of certain long-lived assets, consisting principally of acquired intangible assets and goodwill recorded in connection with our acquisitions of Venture Finance Software Corp. in August 2000, SecureTax.com in August 1999 and Hutchison Avenue Software Corporation in August 1999. These indicators included the deterioration in the business climate for Web-based companies and management’s intentions relating to the continuation of certain services provided by our Personal Finance segment.

We measured the impairment loss related to long-lived assets based on the amount by which the carrying amount of such assets exceeded their fair values. Our measurement of fair value was based on an analysis of the future discounted cash flows, as discussed in Note 1. In performing this analysis, we used the best information available in the circumstances, including reasonable and supportable assumptions and projections. The discounted cash flow analysis considered the likelihood of possible outcomes and was based on our best estimate of projected future cash flows. For VFSC, we considered the terminal value cash flows expected to result from the disposition of the assets at the end of their useful lives. The consideration from the disposition of a portion of VFSC, our Quicken Bill Manager business, assisted management in the determination of the fair value of the remaining assets. Based on our analysis as described above, we recorded impairment charges of $51.0 million, $26.0 million, and $1.7 million, to reduce the carrying value of the goodwill associated with VFSC, SecureTax and Hutchison, respectively. In the second quarter of fiscal 2002, we reduced the carrying value of the remaining VFSC goodwill to zero (see Fiscal 2002 below).

Fiscal 2002

During the second quarter of fiscal 2002, events and circumstances indicated impairment of goodwill and intangible assets that we received in connection with our acquisitions of an Internet-based advertising business from VFSC in August 2000 (part of our Personal Finance segment) and the Site Solutions business that we acquired from Boston Light Corp. in August 1999 (part of our Small Business segment).

Indicators of impairment for our Internet-based advertising business included a steep decline in demand for online advertising reflecting the industry-wide decline in Internet advertising spending, as well as management’s assessment that revenues and profitability would continue to decline in the future based on analyses and forecasts completed during the second quarter of fiscal 2002. The primary indicator of impairment for our Site Solutions business was management’s decision to transition the customer base of Site Solutions and collaborate with a third party to provide the website building service. This collaboration, which began in the second quarter of fiscal 2002, eliminated our use of technology purchased from Boston Light.

In each case, we measured the impairment loss based on the amount by which the carrying amount of the assets exceeded their fair value based on lower projected profits and decreases in cash flow. Our measurement of fair value was based on an analysis of the future discounted cash flows as discussed in Note 1. Based on our analyses, in the second quarter of fiscal 2002 we recorded charges of $22.6 million ($17.4 million to acquisition-related charges and $5.2 million to amortization of purchased software) to reduce the carrying value of the assets associated with our Internet-based advertising business to zero, and a charge of $4.7 million ($4.6 million to acquisition-related charges and $0.1 million to amortization of purchased software) to reduce the carrying value of assets relating to our Site Solutions business to zero.

6. Comprehensive Net Income (Loss)

SFAS 130, “Reporting Comprehensive Income,” establishes standards for reporting and displaying comprehensive net income (loss) and its components in stockholders’ equity. SFAS 130 requires the components of other comprehensive income (loss) such as changes in the fair value of available-for-sale securities and foreign translation adjustments to be added to our net income (loss) to arrive at comprehensive income (loss). Other comprehensive income (loss) items have no impact on our net income (loss) as presented in our statement of operations.

The components of accumulated other comprehensive income (loss), net of income taxes, were as follows:

	Marketable		Foreign Currency
	Securities	Short-term Investments	Translation	Total

(In thousands)
Fiscal 2000
Beginning balance, net of income taxes	$81,621	$—	$(2,477)	$79,144
Unrealized gain, net of income tax provision of $191,594	287,391	—	—	287,391
Reclassification adjustment for realized gain included in net income, net of income tax benefit of $206,967	(310,451)	—	—	(310,451)
Translation adjustment	—	—	(498)	(498)

Other comprehensive loss	(23,060)	—	(498)	(23,558)

Ending balance, net of income taxes	$58,561	$—	$(2,975)	$55,586

Fiscal 2001
Beginning balance, net of income taxes	$58,561	$—	$(2,975)	$55,586
Unrealized gain (loss), net of income tax benefit of $18,289 and provision of $3,124	(27,433)	4,686	—	(22,747)
Reclassification adjustment for realized gain included in net loss, net of income tax benefit of $4,780	(7,170)	—	—	(7,170)
Translation adjustment	—	—	2,511	2,511

Other comprehensive loss	(34,603)	4,686	2,511	(27,406)

Ending balance, net of income taxes	$23,958	$4,686	$(464)	$28,180

Fiscal 2002
Beginning balance, net of income taxes	$23,958	$4,686	$(464)	$28,180
Unrealized loss, net of income tax benefits of $18,082 and $1,752	(27,123)	(2,628)	—	(29,751)
Reclassification adjustment for realized gain included in net income, net of income tax benefit of $1,120	(1,680)	—	—	(1,680)
Translation adjustment	—	—	(424)	(424)

Other comprehensive loss	(28,803)	(2,628)	(424)	(31,855)

Ending balance, net of income taxes	$(4,845)	$2,058	$(888)	$(3,675)

7. Deferred Stock-based Compensation

When we assume unvested stock options in connection with acquisitions, we record deferred stock compensation as a reduction of stockholders’ equity. The amount recorded is equal to the difference between the exercise price of the options related to future vesting periods and the fair market value of Intuit stock as of the closing date of the acquisition. When we grant restricted stock to employees that is subject to vesting, we also record deferred stock compensation equal to the difference between the purchase price and the fair market value of the stock at the date of grant. Deferred stock compensation is amortized straight-line over the vesting term of these options and restricted stock grants.

The following table summarizes the activity in deferred stock-based compensation:

	Fiscal

	2000	2001	2002

(In thousands)
Beginning balance	$—	$26,522	$21,720
Deferred stock compensation	31,807	2,667	1,620
Amortization:
General and administrative expense	(1,266)	(2,531)	(2,534)
Acquisition-related charges	(4,019)	(4,938)	(8,654)

Total amortization	(5,285)	(7,469)	(11,188)

Other	—	—	476

Ending balance	$26,522	$21,720	$12,628

8. Per Share Data

     We compute basic income or loss per share using the weighted average number of common shares outstanding during the period. We compute diluted income or loss per share using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon the exercise of stock options under the treasury stock method. In loss periods, basic and dilutive loss per share are identical since the effect of common equivalent shares is anti-dilutive and therefore excluded.

     The following table presents the numerators and denominators and the computation of basic and diluted income or loss per share for fiscal 2000, 2001 and 2002:

	Fiscal

	2000	2001	2002

(In thousands, except per share data)
Numerator:
Numerators for basic and diluted net income (loss) per share:
Income (loss) from continuing operations before cumulative effect of accounting change	$325,691	$(124,656)	$53,615
Net income (loss) from discontinued operations, net of income taxes	(20,030)	27,549	86,545
Cumulative effect of accounting change, net of income taxes	—	14,314	—

Net income (loss)	$305,661	$(82,793)	$140,160

Denominator:
Denominator for basic net income (loss) per share:
Weighted average common shares outstanding	200,770	207,959	211,794
Equivalent shares issuable upon exercise of options	10,501	—	6,103

Denominator for diluted net income (loss) per share	211,271	207,959	217,897

Basic:
Income (loss) from continuing operations before cumulative effect of accounting change	$1.62	$(0.60)	$0.25
Net income (loss) from discontinued operations, net of income taxes	(0.10)	0.13	0.41
Cumulative effect of accounting change, net of income taxes	—	0.07	—

Basic net income (loss) per share	$1.52	$(0.40)	$0.66

Diluted:
Income (loss) from continuing operations before cumulative effect of accounting change	$1.54	$(0.60)	$0.24
Net income (loss) from discontinued operations, net of income taxes	(0.09)	0.13	0.40
Cumulative effect of accounting change, net of income taxes	—	0.07	—

Diluted net income (loss) per share	$1.45	$(0.40)	$0.64

The effect of options to purchase 2.3 million and 8.3 million shares of common stock were not included in the computation of diluted income per share for fiscal 2000 and fiscal 2002, respectively, because the option exercise prices were greater than the average market price of common stock. For fiscal 2001, we excluded options to purchase 14.6 million shares of common stock in our diluted loss per share computation because we experienced a net loss for the year.

9. Acquisitions

In December 1999, we acquired all of the outstanding stock of Rock Financial Corporation (“RFC”), a provider of consumer mortgages, and Title Source Inc., a title insurance and escrow company affiliated with RFC, in exchange for the issuance of approximately $370.0 million or 8.8 million shares of Intuit common stock. RFC subsequently changed its name to Quicken Loans Inc. These acquisitions were accounted for as pooling of interests in accordance with APB 16. In July 2002 we sold our Quicken Loans mortgage business and accounted for the sale as discontinued operations. See Note 11.

The acquisitions described below have been accounted for as purchase transactions and, accordingly, the results of operations and financial position of the acquired businesses are included in Intuit’s consolidated financial statements from the date of acquisition. We allocate the difference between the purchase price and the net book value of acquired tangible assets between identified tangible assets and goodwill. Identified intangible assets consist of customer lists, covenants not to compete, purchased technology, assembled workforce and trade names and logos.

Fiscal 2000

In fiscal 2000, we acquired Boston Light Software Corp., SecureTax.com, and Turning Mill Software, Inc. We purchased all of the outstanding common and Series A preferred stock of Boston Light, a developer of software and Web-based products for small businesses based in Massachusetts, for approximately $33.5 million in Intuit common stock. In connection with the agreement, Intuit also assumed 482,910 of Boston Light’s outstanding employee stock options, which were converted into options to purchase 160,970 shares of Intuit common stock. We acquired all of the outstanding common stock of SecureTax, a developer of online tax preparation and electronic filing services based in Georgia, for approximately $52.0 million in cash. We also acquired all of the outstanding common stock of Turning Mill, a developer of software and Web-based products headquartered in Massachusetts, for approximately $22.1 million in Intuit common stock.

Fiscal 2001

In fiscal 2001, we purchased all of the outstanding securities of Venture Finance Software Corp. which were not already held by Intuit (approximately 51%) for approximately $118.0 million in cash (including approximately $4.5 million in option exercise and tax payments in connection with VFSC options exercised immediately prior to the purchase). We also purchased all of the outstanding stock of EmployeeMatters, Inc., in exchange for approximately $41.9 million in Intuit common stock, the elimination of approximately $8.0 million in bridge loans we extended to EmployeeMatters prior to the closing, and the assumption of approximately $3.4 million in liabilities. We acquired substantially all of the assets of Tax Accounting and Software Corporation for $63.0 million in cash and the assumption of approximately $7.8 million in liabilities.

Fiscal 2002

In November 2001, we acquired substantially all of the assets of OMware, Inc. for $35.5 million or 924,973 shares of Intuit common stock, approximately $2.1 million in the assumption of debt and bridge loans and up to $8 million in Intuit common stock to be issued contingent upon the achievement of future performance objectives by the business unit. OMware provides business management software solutions for construction companies. Pursuant to separate agreements, Intuit will pay up to $2 million in cash over two years as part of a senior management performance program. These amounts will be recorded as compensation expense as amounts are earned. With the assistance of a professional valuation services firm, we allocated approximately $27.1 million of the purchase price to goodwill and $8.5 million of the purchase price to identified intangible assets. The identified intangible assets are being amortized over five years.

In May 2002, we purchased all of the outstanding stock of The Flagship Group for approximately $23.3 million or 455,259 shares of Intuit common stock, the assumption of $4.7 million in debt and $3.3 million in cash. Flagship is the parent company of American Fundware, Inc., which offers financial accounting solutions for nonprofit organizations. In connection with the agreement, we also assumed Flagship’s outstanding employee stock options for 1,204,000 shares of Flagship common stock, which were converted into options to purchase 130,316 shares of Intuit common stock. With the assistance of a professional valuation services firm, we allocated approximately $29.6 million of the purchase price to goodwill and $4.2 million of the purchase price to identified intangible assets. The identified intangible assets are being amortized over terms ranging from three to twelve years.

In June 2002, we acquired all of the outstanding stock of CBS Employer Services, Inc. for approximately $75.3 million in cash (of which $25.4 million is unpaid but accrued at July 31, 2002) and $3.2 million or 73,795 shares of Intuit common stock. CBS is a provider of full-service outsourced payroll functions for small businesses. In connection with the agreement, we also assumed CBS’s outstanding employee stock options for 665,504 shares of CBS common stock, which were converted into options to purchase 193,891 shares of Intuit common stock. With the assistance of a professional valuation services firm, we allocated approximately $74.8 million of the purchase price to goodwill and $9.3 million of the purchase price to identified intangible assets. The identified intangible assets are being amortized over terms ranging from five to six years.

In July 2002, we purchased all of the outstanding stock of Management Reports, Inc. for approximately $92.2 million in cash. MRI provides business management software solutions for commercial and residential property managers. We recorded the transaction in the fourth quarter of fiscal 2002 based on estimated financial information, which was not materially different from the final information that became available in the first quarter of fiscal 2003. With the assistance of a professional valuation services firm, we allocated approximately $73.4 million of the purchase price to goodwill and $14.0 million of the purchase price to identified intangible assets. The identified intangible assets are being amortized over terms ranging from five to seven years.

In July 2002, we acquired substantially all of the assets of Eclipse, Inc. for approximately $88.3 million in cash. Eclipse provides business management software solutions for wholesale durable goods distributors. We recorded the transaction in the fourth quarter of fiscal 2002 based on estimated financial information, which was not materially different from the final information that became available in the first quarter of fiscal 2003. With the assistance of a professional valuation services firm, we allocated approximately $41.4 million of the purchase price to goodwill and $35.8 million of the purchase price to identified intangible assets. The identified intangible assets are being amortized over terms ranging from one to seven years.

The following table shows net revenue, income (loss) from continuing operations before cumulative effect of accounting change, net income (loss) and basic and diluted net income (loss) per share as they would have been if we had completed the fiscal 2002 acquisitions on August 1, 2000. Because the pro forma acquisition date is prior to June 30, 2001, these figures include the effects of amortization of goodwill and other identified intangible assets from the date of acquisition through July 31, 2002. Under the provisions of SFAS 142, goodwill amortization would cease on August 1, 2002. This unaudited summary information is presented for illustrative purposes and is not necessarily indicative of results that would have actually occurred had these acquisitions taken place at the beginning of fiscal 2001.

	Fiscal 2001		Fiscal 2002

	As	Pro	As	Pro
	Reported	Forma	Reported	Forma

(In thousands, except per share data)		(unaudited)		(unaudited)
Net revenue:
Intuit, as reported	$1,096,062	$1,096,062	$1,312,228	$1,312,228

Fiscal 2002 acquisitions		107,520		97,663

Pro forma		$1,203,582		$1,409,891

Income (loss) from continuing operations before cumulative effect of accounting change:
Intuit, as reported	$(124,656)	$(124,656)	$53,615	$53,615

Fiscal 2002 acquisitions		8,118		5,763
Amortization of goodwill and intangibles		(61,631)		(59,774)

Pro forma		$(178,169)		$(396)

Net income (loss):
Intuit, as reported	$(82,793)	$(82,793)	$140,160	$140,160

Fiscal 2002 acquisitions		8,118		5,763
Amortization of goodwill and intangibles		(61,631)		(59,774)

Pro forma		$(136,306)		$86,149

Basic net income (loss) per share	$(0.40)	$(0.66)	$0.66	$0.41
Diluted net income (loss) per share	(0.40)	(0.66)	0.64	0.40

Purchase prices for the acquisitions described above have been allocated on the basis of their fair values on the acquisition dates as follows:

	Fiscal

	2000	2001	2002

(In thousands)
Intangible assets:
Goodwill	$88,748	$181,758	$246,542
Customer lists	2,900	16,489	38,395
Covenant not to compete	1,200	—	1,595
Purchased technology	714	45,113	30,197
Assembled workforce	622	2,940	—
Trade names and logos	—	1,308	7,251
Deferred stock compensation	6,823	855	1,620

	$101,007	$248,463	$325,600

Deferred stock compensation is recorded in stockholders’ equity and is being amortized over the vesting period of the applicable options using the straight-line method. Until July 31, 2002, goodwill was amortized over estimated useful lives which ranged from three to five years. We implemented SFAS 142 on August 1, 2002. As a result, goodwill will no longer be amortized but will be subject to annual impairment tests. Most other intangible assets will continue to be amortized over their estimated useful lives, which range from one to fifteen years. In accordance with the provisions of SFAS 142, effective August 1, 2002 we transferred the net balance of $1.9 million for assembled workforce to goodwill and will no longer amortize that intangible asset. See Notes 1 and 5.

Of the total goodwill acquired in fiscal 2000, none was deductible for income tax purposes. Of the total goodwill acquired in fiscal 2001 and 2002, $148,950 and $115,031, respectively, were deductible for income tax purposes.

The following table presents acquired goodwill by reportable business segment:

	Fiscal

	2000	2001	2002

(In thousands)
Small Business	$40,480	$—	$—
Employer Services	—	32,808	—
Consumer Tax	48,268	—	—
Professional Accounting Solutions	—	53,801	—
Personal Finance	—	95,149	—
Global Business	—	—	2,395
Small Business Verticals and Other	—	—	244,147

	$88,748	$181,758	$246,542

10. Divestitures

In January 2001, we sold certain assets of our Quicken Insurance business to InsWeb Corporation for approximately $10.8 million of InsWeb common stock. As a result of the divestiture, we recorded a pre-tax gain of $1.6 million and a related tax provision of $0.6 million in fiscal 2001.

In May 2001, we sold the stock of Venture Finance Software Corp., which held the technology assets of our Quicken Bill Manager business, to Princeton eCom Corporation. In exchange for these assets, Intuit was entitled to receive, at Princeton eCom’s election, either approximately 20% of Princeton eCom fully diluted common stock or cash payments of a minimum of $37 million or a combination of stock and cash. In connection with this disposition, we recorded a pre-tax loss of $16.9 million and a related tax benefit of $6.4 million in fiscal 2001. At July 31, 2001, our contractual right to receive payment was valued at $27 million. In fiscal 2002, we determined that this asset was impaired and recorded a charge to reduce the carrying value of our investment to its fair value of zero. See Note 12.

In March 2002, we paid $12.0 million to terminate our $20.3 million obligation under an interactive services agreement related to our Quicken Bill Manager business. When we terminated this agreement, we recorded a pre-tax non-operating gain of $8.3 million and related tax expense of $2.7 million in fiscal 2002.

11.  Discontinued Operations

Quicken Loans

We acquired our Quicken Loans mortgage business segment in a transaction accounted for as a pooling of interests in December 1999. See Note 9. On July 31, 2002, we sold that business to a company called BRFC LLC. We transferred all of our capital stock in Quicken Loans Inc. and Title Source, Inc. to Rock Acquisition Corporation (“Rock”), a newly-created corporation, then subsequently sold all of the voting stock of Rock to BRFC. The voting stock represented 87.5% of Rock’s total outstanding common stock. We retain a 12.5% non-voting equity interest in Rock and our investment will be accounted for on a cost basis since we do not have the ability to exercise significant influence.

Prior to July 31, 2002, Quicken Loans Inc. and Title Source, Inc. repaid all outstanding intercompany balances and the net tangible shareholders’ equity in excess of $33.0 million to Intuit. We received $33.0 million from BFRC and a five-year secured promissory note in the principal amount of $23.3 million from Rock as consideration. The note will be repayable earlier if Rock achieves certain financial performance targets. We will earn market interest rates on the promissory note, which is recorded as a long-term note receivable in other assets on the balance sheet.

Rock continues to offer loans under the Quicken Loans brand and is licensing from Intuit the use of the Quicken Loans trademark for its residential home loan and home equity loan products. We will receive a minimum royalty of $1.8 million a year for each of the next five years under this licensing agreement. In addition, we entered into a five-year distribution agreement under which Quicken Loans will provide mortgage services on Quicken.com. We will receive a minimum fee of $0.8 million a year under this distribution agreement. The royalties from the licensing agreement and the fees from the distribution agreement will be recorded as earned and included in other income on our statement of operations. We have also agreed to continue providing a line of credit of up to $375.0 million to fund mortgage loans for a transition period of up to six months. The line expires on January 31, 2003. The line of credit is secured by the related mortgage loans and the interest rate is based on the six-month LIBOR rate plus 1.5%. The balance outstanding on this line of credit of $245.6 million at July 31, 2002 is included on our balance sheet under amounts due from discontinued operations entities.

We accounted for the sale of Quicken Loans as discontinued operations. In accordance with APB Opinion No. 30, the net assets, operating results and cash flows of Quicken Loans have been segregated from continuing operations in our balance sheets, statements of operations and statements of cash flows. The sale resulted in a pretax gain of $23.3 million in the fourth quarter of fiscal 2002. We did not record the tax benefit related to the gain on the transaction because we cannot be assured that we will realize the tax benefit. We recorded the transaction based on preliminary financial information, which is subject to change based on an audit of the final tangible shareholders’ equity balance of Quicken Loans.

Intuit KK

On February 7, 2003, we sold our wholly-owned Japanese subsidiary, Intuit KK, to Advantage Partners, Inc., a private equity investment firm located in Japan. Under the terms of the agreement, Advantage Partners purchased 100 percent of the outstanding Intuit KK stock for 9.5 billion yen or approximately $79 million as of February 7, 2003.

In accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” we determined that Intuit KK became a long-lived asset held for sale during the second quarter of fiscal 2003 because management put a plan in place to sell this asset which met the conditions specified in the pronouncement. SFAS 144 provides that a long-lived asset classified as held for sale should be measured at the lower of its carrying amount or fair value less cost to sell. Since the carrying value of Intuit KK at January 31, 2003 was significantly lower than the fair value, no adjustment to the carrying value of this long-lived asset was necessary during the second quarter of fiscal 2003. Also in accordance with the provisions of SFAS 144, we determined that Intuit KK became a discontinued operation during the second quarter of fiscal 2003. The net assets, operating results and cash flows of Intuit KK have therefore been segregated from continuing operations in our balance sheets, statements of operations and statements of cash flows for all periods presented.

In December 2002, in order to minimize the impact of foreign currency exchange rates on the sale proceeds during the period between the announcement of the sale of Intuit KK and the closing of the transaction, we entered into a foreign currency hedge contract to sell 9.5 billion Japanese yen in February 2003.

Discontinued Operations Net Revenue and Income (Loss) from Discontinued Operations Before Income Taxes

Net revenue and income (loss) from discontinued operations before income taxes for the periods presented were as follows:

	Fiscal

(In thousands)	2000	2001	2002

Net revenue from discontinued operations
Quicken Loans	$56,476	$113,056	$189,222
Intuit KK	55,631	52,343	46,120

Total net revenue from discontinued operations	$112,107	$165,399	$235,342

Income (loss) from discontinued operations before income taxes
Quicken Loans	$(26,018)	$34,010	$73,610
Intuit KK	(3,513)	6,581	14,390

Total discontinued operations before income taxes	$(29,531)	$40,591	$88,000

12.  Loss on Impairment of Long-lived Asset

In connection with the sale of our Quicken Bill Manager business in May 2001, we acquired a $27.0 million long-term asset related to future consideration from Princeton eCom which was recorded as other assets on the balance sheet at July 31, 2001. See Note 10.

As discussed in Note 1, we regularly perform reviews to determine if the carrying values of our long-lived assets are impaired. We look for facts or circumstances, either internal or external, that indicate that the carrying value of an asset cannot be recovered. During fiscal 2002, events and circumstances indicated impairment of this asset. These indicators included the deterioration of Princeton eCom’s financial position (including cash flows and liquidity) and the decreased likelihood that it would receive future funding. We considered the implied fair value of our investment based on Princeton eCom’s most recent round of planned funding, as well as the fair value of our investment if funding were received. Based on our analysis we recorded a charge of $27.0 million in fiscal 2002 to reduce the carrying value of this asset to its fair value of zero.

13.   Charge for Vacant Facilities

During the third quarter of fiscal 2002, we concluded that we would not occupy two vacant leased buildings in Mountain View, California and that we would be unable to recover a substantial portion of our lease obligations by subleasing the vacant space. The resulting $13.2 million charge was equal to the remaining future lease commitments for these facilities, net of estimated future sublease income. The estimated costs of abandoning these leased facilities reflected management’s best estimates based on market information and trend analyses compiled by our facilities management team with the help of a commercial real estate brokerage firm retained by Intuit.

During the fourth quarter of fiscal 2002, we made cash lease payments for these two buildings of $0.6 million, reducing the original $13.2 million reserve to a balance of $12.6 million at July 31, 2002. The short-term portion of the reserve is in other current liabilities and the long-term portion is in long-term obligations on our balance sheet. The total reserve is expected to be utilized by the end of fiscal 2010. Our actual future cash payments may exceed the total reserve balance by a maximum of $3.7 million if we are unable to sublease either of the properties.

14.   Industry Segment and Geographic Information

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way in which public companies disclose certain information about operating segments in the company’s financial reports. Due to the sale of our Quicken Loans mortgage business segment as well as to several acquisitions during fiscal 2002, we have reevaluated our operating segments. Consistent with SFAS 131, we have defined seven operating segments, described below, based on factors such as how we manage our operations and how our chief operating decision maker views results. All operating segments except Global Business are based in the United States and sell primarily to customers located there. We have reclassified prior year financial information to conform to the current year presentation for comparability.

Small Business product revenue is derived primarily from QuickBooks desktop software products and financial supplies. Small Business services revenue is derived primarily from QuickBooks support plans.

Employer Services product revenue is derived primarily from our Do-It-Yourself Payroll offering. Employer Services services revenue is derived primarily from our Assisted Payroll Service and Intuit Payroll Services – Complete Payroll services.

Consumer Tax product revenue is derived primarily from TurboTax federal and state consumer desktop tax preparation products. Consumer Tax services revenue is derived primarily from TurboTax for the Web online tax preparation services and electronic filing services.

Professional Accounting Solutions product revenue is derived primarily from ProSeries and Lacerte professional tax preparation products. Professional Accounting Solutions services revenue is derived primarily from electronic filing and tax advice services.

Personal Finance product revenue is derived primarily from Quicken desktop products. Personal Finance services revenue is minimal. Other revenue consists of Quicken.com advertising revenue and royalties from online transactions revenue.

Global Business product revenue is derived primarily from QuickBooks, Quicken and QuickTax desktop software products in Canada. Global Business services revenue consists primarily of revenue from software maintenance contracts sold with QuickBooks in Canada.

Small Business Verticals and Other revenue is derived primarily from four businesses that we acquired in fiscal 2002 that provide small business management software solutions for vertical industries. Those businesses are Intuit Construction Business Solutions (formerly OMware, Inc.); Intuit Public Sector Solutions (formerly The Flagship Group); Intuit MRI Real Estate Solutions (formerly Management Reports, Inc.); and Intuit Eclipse Distribution Management Solutions (formerly Eclipse, Inc.). See Note 9.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in Note 1. Intuit does not track assets by operating segments and, consequently, does not disclose assets by operating segments. The following results for the fiscal years ended July 31, 2000, 2001 and 2002 are broken out by our operating segments.

							Small
							Business
				Professional			Verticals
	Small	Employer	Consumer	Accounting	Personal	Global	and
Fiscal 2000	Business	Services	Tax	Solutions	Finance	Business	Other (1)	Consolidated

(In thousands)
Product revenue	$275,313	$30,613	$170,432	$161,413	$98,815	$38,730	$—	$775,316
Service revenue	20,215	44,754	40,915	9,107	—	—	—	114,991
Other revenue	15,969	—	4,803	—	70,639	—	—	91,411

Total net revenue	311,497	75,367	216,150	170,520	169,454	38,730	—	981,718

Segment operating income (loss)	130,280	(3,878)	99,032	82,092	35,528	10,338	(874)	352,518
Common expenses	—	—	—	—	—	—	(181,581)	(181,581)

Sub-total	130,280	(3,878)	99,032	82,092	35,528	10,338	(182,455)	170,937
Acquisition-related costs	—	—	—	—	—	—	(158,523)	(158,523)
Realized net gains on marketable securities	—	—	—	—	—	—	481,130	481,130
Interest and other income	—	—	—	—	—	—	48,697	48,697

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	$130,280	$(3,878)	$99,032	$82,092	$35,528	$10,338	$188,849	$542,241

							Small
							Business
				Professional			Verticals
	Small	Employer	Consumer	Accounting	Personal	Global	And
Fiscal 2001	Business	Services	Tax	Solutions	Finance	Business	Other (1)	Consolidated

(In thousands)
Product revenue	$277,992	$60,098	$168,169	$177,356	$80,182	$41,887	$—	$805,684
Service revenue	32,635	58,103	100,536	11,060	13,136	979	95	216,544
Other revenue	17,952	—	3,423	—	49,685	2,774	—	73,834

Total net revenue	328,579	118,201	272,128	188,416	143,003	45,640	95	1,096,062

Segment operating income (loss)	123,600	13,175	145,975	90,671	21,415	5,605	(18,640)	381,801
Common expenses	—	—	—	—	—	—	(200,166)	(200,166)

Sub-total	123,600	13,175	145,975	90,671	21,415	5,605	(218,806)	181,635
Acquisition-related costs	—	—	—	—	—	—	(262,993)	(262,993)
Realized net losses on marketable securities	—	—	—	—	—	—	(98,053)	(98,053)
Interest and other income	—	—	—	—	—	—	57,593	57,593
Net loss on divestitures	—	—	—	—	—	—	(15,315)	(15,315)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	$123,600	$13,175	$145,975	$90,671	$21,415	$5,605	$(537,574)	$(137,133)

							Small
							Business
				Professional			Verticals
	Small	Employer	Consumer	Accounting	Personal	Global	and
Fiscal 2002	Business	Services	Tax	Solutions	Finance	Business	Other (1)	Consolidated

(In thousands)
Product revenue	$318,764	$81,731	$219,403	$219,252	$71,567	$57,896	$8,915	$977,528
Service revenue	51,453	72,380	128,354	6,495	8,035	1,115	5,743	273,575
Other revenue	4,400	219	3,340	—	50,683	2,483	—	61,125

Total net revenue	374,617	154,330	351,097	225,747	130,285	61,494	14,658	1,312,228

Segment operating income (loss)	141,346	19,061	214,095	115,162	33,856	15,690	(14,048)	525,162
Common expenses	—	—	—	—	—	—	(251,687)	(251,687)

Sub-total	141,346	19,061	214,095	115,162	33,856	15,690	(265,735)	273,475
Acquisition-related costs	—	—	—	—	—	—	(195,975)	(195,975)
Loss on impairment of long-lived asset	—	—	—	—	—	—	(27,000)	(27,000)
Realized net losses on marketable securities	—	—	—	—	—	—	(15,535)	(15,535)
Interest and other income	—	—	—	—	—	—	27,276	27,276
Net gain on divestiture	—	—	—	—	—	—	8,308	8,308

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	$141,346	$19,061	$214,095	$115,162	$33,856	$15,690	$(468,661)	$70,549

(1)	Other includes revenue and segment operating income (loss) related to our vertical business operations as well as reconciling items such as acquisition-related costs, including amortization of purchased software and charges for purchased research and development, and other common costs not allocated to specific segments. Certain indirect operating costs were no longer allocated to our reporting segments beginning in fiscal 2002. As a result, segment operating income (loss) and common expenses for fiscal 2000 and 2001 have been reclassified to conform to the fiscal 2002 presentation for comparability.

15.  Other Current Liabilities

Other current liabilities at July 31, 2001 and 2002 were as follows:

	July 31,

	2001	2002

(In thousands)
Reserve for product returns	$27,899	$32,095
Future cash payments due for CRI acquisition	23,969	—
Future cash payments due for CBS Payroll acquisition	—	25,359
Other acquisition and disposition related items	18,001	4,667
Rebates	9,994	8,169
Other accruals	12,247	11,505

	$92,110	$81,795

16.   Commitments

Intuit leases office facilities and equipment under various operating lease agreements. The leases provide for annual rent increases of up to 10%. Annual minimum commitments under these leases are shown in the table below. The table includes leases for two vacant facilities in Mountain View, California and excludes any potential future sublease income for those facilities. See Note 13.

Fiscal Year	Commitments

(Dollars in thousands)
2003	$28,984
2004	26,305
2005	24,052
2006	22,245
2007	19,597
Thereafter	29,524

$150,707

Total lease expense for the years ended July 31, 2000, 2001 and 2002 was approximately $18.6 million, $23.2 million, and $23.9 million, respectively. Lease expense for fiscal 2002 does not include a charge of $13.2 million for the two vacant facilities referred to above. See Note 13.

In connection with the sale of our Quicken Loans mortgage business in July 2002, we agreed to continue providing a line of credit of up to $375.0 million to fund mortgage loans for the purchasing company for a transition period of up to six months. The line of credit is secured by the related mortgage loans. The balance outstanding on this line of credit of $245.6 million at July 31, 2002 is included on our balance sheet under amounts due from discontinued operations entities. See Note 11.

17.  Stockholders’ Equity

Stock Option Plans

On February 1, 1993, our stockholders adopted the 1993 Equity Incentive Plan. The 1993 Plan terminated on January 18, 2002 when our stockholders approved our 2002 Equity Incentive Plan. In connection with our adoption of the 2002 Plan (described below), we transferred 1,900,000 of the shares remaining available for grant under the 1993 Plan to the 2002 Plan and we ceased making new grants under the 1993 Plan. We removed the remaining 1,909,906 shares available for grant under the 1993 Plan from the pool of options available for grant when the plan terminated. All outstanding options under the 1993 Plan remain in effect in accordance with their terms. Under the 1993 Plan, we were permitted to grant incentive and non-qualified stock options, restricted stock awards and stock bonuses to employees, directors, consultants, and independent contractors of and advisors to Intuit. The Compensation Committee of the Board of Directors or its delegees determined who would receive grants, exercisability, exercise price and other terms. The option exercise price was generally the fair market value at the date of grant. The outstanding options generally vest over four years based on continued service and expire after ten years.

On October 7, 1996, we adopted the 1996 Directors Stock Option Plan. This plan provides for non-qualified stock options for a specified number of shares to be granted to all non-employee directors of Intuit. As of December 2001, Board members who serve on the Audit Committee and Compensation Committee receive additional annual grants. The option exercise price equals the fair market value at the date of grant. Most options are subject to vesting over time based on continued service, with vesting periods ranging from two to four years. All options expire after ten years.

On November 11, 1998, we adopted the 1998 Option Plan for Mergers and Acquisitions. Under the 1998 Plan, we may grant non-qualified stock options to individuals who we hire as a result of our acquisitions of, or mergers with, other companies. The 1998 Plan was designed to meet the “broadly based plans” exemption from the stockholder approval requirement for stock option plans under the Nasdaq Stock Market listing requirements at the time the plan was adopted and, accordingly, has not been submitted to Intuit stockholders for approval. Options under the 1998 Plan can only be granted to eligible individuals within 18 months following the completion of the relevant acquisition or merger. Options granted under the 1998 Plan have an exercise price not less than the fair market value of Intuit’s common stock on the date of grant. During fiscal 2002, Intuit changed its standard option vesting schedule so that future options granted generally become exercisable over a three-year period based on continued service and expire seven years after the grant date. Prior to that change, options generally vested over four years and expired ten years after the grant date. Options granted to officers hired as a result of a merger or acquisition cannot exceed 45% of all shares reserved for grant under the 1998 Plan.

On January 18, 2002, our stockholders approved the 2002 Equity Incentive Plan. Under the 2002 Plan, we may grant incentive and non-qualified stock options, restricted stock awards and stock bonuses to employees, directors, consultants, and independent contractors of and advisors to Intuit. The Compensation Committee of the Board of Directors or its delegees determines who will receive grants, exercisability, exercise price and other terms. The option exercise price is generally the fair market value at the date of grant. During fiscal 2002, Intuit changed its standard option vesting schedule so that future options granted generally become exercisable over a three-year period based on continued service and expire seven years after the grant date. Prior to that change, options vested over four years and expired ten years after the grant date.

In addition, in several instances we have assumed the outstanding options of companies that we acquired. Intuit granted no further options under the acquired companies’ option plans after the date of acquisition. We assumed options in connection with our acquisitions of Boston Light Software Corp. and Hutchison Avenue Software Corporation in August 1999, Rock Financial Corporation in December 1999, EmployeeMatters, Inc. in January 2001, The Flagship Group in May 2002 and CBS Employer Services, Inc. in June 2002.

A summary of activity under all option plans is as follows:

		Options Outstanding

	Shares		Exercise	Weighted Average
	Available	Number of	Price Per	Exercise Price
	for Grant	Shares	Share	Per Share

Balance at July 31, 1999	7,929,742	31,695,232	$0.02-$31.21	$16.13
Additional shares authorized	9,000,000	—	—	—
Options assumed related to acquisitions	964,941	—	—	—
Options converted related to acquisitions	(964,941)	964,941	0.003 – 51.69	5.21
Options granted	(9,887,734)	9,887,734	2.50 – 72.31	34.44
Options exercised	—	(6,651,954)	0.003 – 33.53	11.49
Options canceled or expired:
Options canceled or expired and returned to option pool	4,051,948	(4,051,948)	7.25 – 64.81	22.92
Options canceled from expired plans	571,780	(571,780)	0.39 – 29.11	15.69
Options removed from shares available for grant	(571,780)	—	—	—

Balance at July 31, 2000	11,093,956	31,272,225	$0.003 - $72.31	$23.43
Additional shares authorized	9,825,000	—	—	—
Options assumed related to acquisitions	74,235	—	—	—
Options converted related to acquisitions	(74,235)	74,235	0.18 – 71.92	9.19
Options granted	(12,556,801)	12,556,801	24.88 – 67.50	40.94
Options exercised	—	(5,201,860)	0.003 – 51.06	15.69
Options canceled or expired:
Options canceled or expired and returned to option pool	2,676,348	(2,676,348)	7.25 – 67.50	34.65
Options canceled from expired plans	191,220	(191,220)	0.18 – 51.69	33.33
Options removed from shares available for grant	(191,220)	—	—	—

Balance at July 31, 2001	11,038,503	35,833,833	$0.003-$72.31	$29.77
Additional shares authorized	8,090,000	—	—	—
Options assumed related to acquisitions	324,207	—	—	—
Options converted related to acquisitions	(324,207)	324,207	6.93 – 43.10	26.26
Options granted	(8,887,021)	8,887,021	7.29 – 67.50	39.03
Options exercised	—	(5,961,223)	0.03 – 49.31	19.07
Options and shares canceled or expired:
Options canceled or expired and returned to option pool	2,061,912	(2,061,912)	7.25 – 67.50	38.09
Options canceled from expired plans	2,364,140	(2,364,140)	0.18 – 67.50	36.58
Options and shares removed from shares available for grant (1)	(4,274,046)	—	—	—

Balance at July 31, 2002	10,393,488	34,657,786	$0.003-$72.31	$32.99

(1)	Includes 2,364,140 shares reflecting options that were canceled and not returned to any option pool because they were granted under expired plans, and 1,909,906 shares that were eliminated from shares available for grant in connection with the termination of the 1993 Plan.

We define net option grants as options granted less options canceled or expired and returned to the pool of options available for grant. For fiscal 2000, net option grants were 5,835,786 shares or 2.9% of the 204,299,955 shares outstanding at July 31, 2000. Net option grants for fiscal 2001 were 9,880,453 shares or 4.7% of the 210,526,239 shares outstanding at July 31, 2001. Net option grants for fiscal 2002 were 6,825,109 shares or 3.2% of the 211,163,641 shares outstanding at July 31, 2002. If net option grants are calculated by subtracting both canceled or expired options that were returned to the pool of options available for grant and options canceled from expired plans, net option grants were 5,264,006 shares or 2.6% of outstanding shares in fiscal 2000, 9,689,233 shares or 4.6% of outstanding shares in fiscal 2001 and 4,460,969 shares or 2.1% of outstanding shares in fiscal 2002.

There were 11,608,020, 15,551,666 and 18,264,940 options exercisable under the various plans at July 31, 2000, 2001 and 2002, respectively. At July 31, 2002, there were 171,875 shares available for grant under the 1996 Directors Stock Option Plan, 2,134,701 shares available for grant under the 1998 Plan and 8,086,912 shares available for grant under the 2002 Plan.

The following table summarizes information about stock options outstanding as of July 31, 2002:

Options Outstanding

				Options Exercisable
		Weighted Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Exercise Price	Number	Life (Years)	Exercise Price	Number	Exercise Price

$0.003-$9.00	3,487,650	4.66	$7.90	3,420,182	$7.96
$9.10-$16.58	3,621,057	5.80	$14.38	3,481,270	$14.37
$16.94-$27.25	3,541,319	6.92	$25.25	2,649,635	$25.09
$27.71-$29.38	3,628,234	7.71	$29.08	1,959,459	$28.94
$29.85-$35.00	4,957,399	8.12	$32.85	2,471,646	$32.71
$35.31-$37.26	4,723,441	8.93	$36.91	598,286	$36.08
$38.05-$43.36	4,081,544	8.67	$40.62	782,320	$39.66
$43.73-$54.06	3,535,537	7.71	$47.79	1,256,301	$49.56
$57.75-$71.92	3,059,105	7.86	$63.86	1,623,341	$63.64
$72.31-$72.31	22,500	7.57	$72.31	22,500	$72.31

$0.003-$72.31	34,657,786	7.47	$32.99	18,264,940	$27.44

Stock Split

Intuit’s Board of Directors authorized a three-for-one stock split on September 8, 1999. This was effected by distributing a 200% stock dividend on September 30, 1999 to stockholders of record on September 20, 1999. We have restated all share and per share amounts referred to in the financial statements and notes to reflect this stock split.

Stock Repurchase Program

In May 2001, Intuit’s Board of Directors authorized the company to repurchase up to $500.0 million of common stock from time to time over a three-year period. In July 2002, our Board of Directors increased the authorized purchase amount by $250.0 million. Shares of stock repurchased under the program become treasury shares. During the fourth quarter of fiscal 2001, we repurchased 238,500 shares of our common stock under this program for an aggregate cost of approximately $8.4 million. During fiscal 2002, we repurchased 7,361,839 shares of our common stock under this program for an aggregate cost of approximately $318.4 million. During fiscal 2002, we reissued 4,621,793 million shares of treasury stock in connection with employee stock plans.

When we reissue treasury shares, if the proceeds from the sale are more than the average price we paid to acquire the shares we record an increase in additional paid-in capital. Conversely, if the proceeds from the sale are less than the average price we paid to acquire the shares, we record a decrease in additional paid-in capital to the extent of increases previously recorded for similar transactions and a decrease in retained earnings for any remaining amount.

Repurchases through July 31, 2002 have had no significant impact on our net income or loss per share. Intuit intends to continue using its cash and cash equivalents to fund these repurchases.

Employee Stock Purchase Plan

In October 1996, Intuit adopted an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code. A total of 3,800,000 shares of common stock are reserved for issuance under the plan. The plan allows eligible employees to purchase Intuit’s stock at 85% of the lower of the fair market value at the beginning of each 12-month offering period or at the end of the applicable six-month purchase period. During fiscal 2000, 2001 and 2002 employees purchased 355,281, 469,873 and 583,990 shares, respectively. At July 31, 2002, there were 1,261,479 shares available for issuance under this plan.

Stock-Based Compensation

We follow APB Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for stock-based compensation. Accordingly, we are not required to record compensation expense when stock options are granted to employees, as long as the exercise price is not less than the fair market value of the stock when the option is granted, and we are not required to record compensation expense in connection with the Employee Stock Purchase Plan as long as the purchase price is not less than 85% of the lower of the fair market value at the beginning of each 12-month offering period or at the end of each applicable six-month purchase period. In October 1995, the FASB issued SFAS 123, “Accounting for Stock Based Compensation.” Although SFAS 123 allows us to continue to follow the present APB 25 guidelines, we are required to disclose pro forma net income (loss) and net income (loss) per share as if we had adopted SFAS 123. The pro forma impact of applying SFAS 123 in fiscal 2000, 2001 and 2002 will not necessarily be representative of the pro forma impact in future years.

We have elected to use the Black-Scholes model to estimate the fair value of options granted. This valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. This model requires the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect this estimate, we believe the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of our employee stock options. Inputs used for the valuation model are as follows:

	Options			Employee Stock Purchase Plan

	Fiscal			Fiscal

	2000	2001	2002	2000	2001	2002

Expected life (years)	1.75–4.75	1.73–4.73	1.89–4.89	0.50	0.50	1.00
Expected volatility factor	0.73	0.76	0.74	0.73	0.76	0.74
Risk-free interest rate (%)	5.61–6.80	3.51–6.03	1.23–5.47	5.57–5.77	3.47–5.84	1.80–2.70
Expected dividend yield (%)	—	—	—	—	—	—

Our pro forma net income (loss) and diluted net income (loss) per share would have been as follows if we had adopted SFAS 123 and recorded compensation expense for our stock option plans and Employee Purchase Plan in accordance with its provisions:

	Fiscal

	2000	2001	2002

(In thousands, except per share data)
Net income (loss)
As reported	$305,661	$(82,793)	$140,160
Pro forma	210,376	(185,469)	50,626
Diluted net income (loss) per share
As reported	$1.45	$(0.40)	$0.64
Pro forma	1.00	(0.89)	0.23

The weighted average fair values of options granted during fiscal 2000, 2001 and 2002 were approximately $23.27, $21.77 and $20.31, respectively.

18.   Performance Sharing and Benefit Plans

Performance Sharing Plan

Eligible employees participate in Intuit’s performance sharing plan. The Compensation Committee of the Board of Directors determines aggregate amounts to be paid under the plan. Performance-sharing expense for fiscal 2000, 2001 and 2002 was approximately $20.7 million, $21.9 million and $17.6 million, respectively.

Executive Deferred Compensation Plan

Intuit adopted the Executive Deferred Compensation Plan effective March 15, 2002. The plan allows executives who meet minimum compensation requirements to defer up to 50% of their salaries and up to 100% of their bonuses and commissions. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We may also make discretionary employer contributions to participant accounts. The timing, amounts and vesting schedules of employer contributions are at our sole discretion. The benefits under this plan are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change of control of Intuit. We made no employer contributions to the plan during fiscal 2002.

Benefit Plans

Employees who participate in the Intuit 401(k) Plan may contribute up to 20% of pre-tax salary to the plan, subject to IRS limitations. Intuit matches a specified portion of the employee contributions up to a maximum amount per employee per year. The amount is subject to change on an annual basis. At July 31, 2001 and 2002, the match was 75%, up to $2,500. Matching contributions were approximately $6.6 million, $6.9 million and $8.4 million, respectively, for the years ended July 31, 2000, 2001 and 2002. Participating employees age 50 or older may make catch-up contributions. These contributions are not matched.

19.   Stockholder Rights Plan

On April 29, 1998, the Board of Directors adopted a stockholder rights plan designed to protect the long-term value of Intuit for its stockholders during any future unsolicited acquisition attempt. In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of Intuit’s common stock outstanding on May 11, 1998 (the “Record Date”) and further directed the issuance of one such right with respect to each share of Intuit’s common stock that is issued after the Record Date, except in certain circumstances. If a person or a group (an “Acquiring Person”) acquires 20% or more of Intuit’s common stock, or announces an intention to make a tender offer for Intuit’s common stock, the consummation of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the “Distribution Date”). After the Distribution Date, each right may be exercised for 1/3000th of a share of a newly designated Series B Junior Participating Preferred stock at an exercise price of approximately $83.33 per share. The preferred stock has been structured so that the value of 1/3000th of a share of such preferred stock will approximate the value of one share of common stock. The rights will expire on May 1, 2008. In July 2002, we adopted a policy that requires an independent committee of our Board of Directors to review the rights plan at least once every three years to consider whether maintaining the rights plan continues to be in the best interests of Intuit and its stockholders.

20.   Income Taxes

Income (loss) from continuing operations before income taxes included income (loss) from foreign operations of $7.9 million, $4.6 million and $8.0 million for fiscal 2000, 2001 and 2002, respectively. The provision (benefit) for income taxes from continuing operations consisted of the following:

	Fiscal

(In thousands)	2000	2001	2002

Current:
Federal	$285,320	$46,025	$29,970
State	62,041	10,200	7,917
Foreign	2,771	4,699	3,752

	350,132	60,924	41,639
Deferred:
Federal	(110,490)	(63,900)	(21,617)
State	(23,092)	(9,501)	(3,088)

	(133,582)	(73,401)	(24,705)

Total provision (benefit) for income taxes	$216,550	$(12,477)	$16,934

Differences between income taxes calculated using the federal statutory income tax rate of 35% and the provision (benefit) for income taxes from continuing operations were as follows:

	Fiscal

(In thousands)	2000	2001	2002

Income (loss) from continuing operations before income taxes	$542,241	$(137,133)	$70,549

Statutory federal income tax	$189,784	$(47,997)	$24,692
State income tax, net of federal benefit	25,317	699	4,829
Federal research and experimental credits	(5,000)	(4,000)	(4,000)
Non-deductible merger related charges	11,263	49,407	16,759
Tax exempt interest	(8,204)	(13,633)	(8,710)
Tax benefit related to divestiture	—	—	(25,770)
Other, net	3,390	3,047	9,134

Total	$216,550	$(12,477)	$16,934

Tax savings from deductions associated with our various stock option plans are not reflected in the current federal and state provisions. Savings were approximately $93.5 million in fiscal 2000, $59.5 million in fiscal 2001 and $53.2 million in fiscal 2002. These amounts were credited to stockholders’ equity and reduced taxes payable.

Significant deferred tax assets and liabilities were as follows:

	July 31,	July 31,
(In thousands)	2001	2002

Deferred tax assets:
Accruals and reserves not currently deductible	$39,005	$48,494
NOL and tax credits carryforward	—	25,594
State income taxes	38,194	—
Unrealized loss on marketable securities	—	9,326
Merger charges	121,197	141,950
Fixed asset adjustments	29,656	18,735
Other, net	8,084	7,012

Total deferred tax assets	236,136	251,111

Deferred tax liabilities:
Unrealized gain on marketable securities	(1,948)	—

Total deferred tax liabilities	(1,948)	—

Total net deferred tax assets	234,188	251,111
Valuation reserve	(11,411)	(6,759)

Total net deferred tax assets (liabilities), net of valuation reserve	$222,777	$244,352

We have provided a valuation reserve related to the benefits of losses in our foreign subsidiaries and certain state capital loss carryforwards that we believe are unlikely to be realized. The valuation allowance decreased by $0.2 million in fiscal 2000, did not change in fiscal 2001 and decreased by $4.7 million in fiscal 2002.

At July 31, 2002, we had U.S. federal and foreign net operating loss carryforwards of approximately $26.1 million and $1.4 million, respectively. These net operating losses will expire at various dates beginning in fiscal 2005 if not utilized. At July 31, 2002, we also had various state tax credit carryforwards totaling approximately $13.8 million. The state credit carryforwards have no expiration date. Utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses before utilization.

21.  Litigation

On March 3, 2000, a class action lawsuit, Bruce v. Intuit Inc., was filed in the United States District Court, Central District of California, Eastern Division. Two virtually identical lawsuits were later filed: Rubin v. Intuit Inc., was filed on March 8, 2000 in the United States District Court, Southern District of New York and Newby v. Intuit Inc. was filed on April 27, 2000, in the United States District Court, Central District of California, Eastern Division. The Bruce and Newby lawsuits were consolidated into one lawsuit, In re Intuit Privacy Litigation, filed on July 28, 2000 in the United States District Court, Central District of California, Eastern Division. Following Intuit’s successful motion to dismiss several of the claims, an amended complaint was filed on May 2, 2001. A similar lawsuit, Almanza v. Intuit Inc. was filed on March 22, 2000 in the Superior Court of the State of California, San Bernardino

County, Rancho Cucamonga Division. An amended complaint in the Almanza suit was filed on October 26, 2000. These purported class actions alleged violations of various federal and California statutes and common law claims for invasion of privacy based upon the alleged intentional disclosure to third parties of personal and private customer information entered at Intuit’s Quicken.com Web site. The complaints sought injunctive relief, orders to disgorge profits related to the alleged acts, and statutory and other damages. In August 2001, Intuit and the plaintiffs’ counsel in all of the cases except Rubin reached an agreement in principle to resolve the cases, subject to court approval, based on terms that are not material to Intuit. The Rubin case was dismissed on November 19, 2001.

Intuit is subject to other routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business. We currently believe that the ultimate amount of liability, if any, for any pending claims of any type (either alone or combined) will not materially affect our financial position, results of operations or liquidity. However, the ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact. Regardless of outcome, litigation can have an adverse impact on Intuit because of defense costs, diversion of management resources and other factors.

22.   Related Party Transactions

We participated in the formation of Venture Finance Software Corp. in May 1998 in order to facilitate the development of certain Web-oriented finance products. At July 31, 2000, we held a 49% non-voting equity interest in VFSC. We entered into agreements with VFSC to provide it with services related to on-going development of Web-oriented finance products and received cost reimbursements of approximately $23.8 million in fiscal 2000 for development and administrative services provided in connection with this agreement. In August 2000, we acquired all of the outstanding securities of VFSC. See Note 9. In May 2001, we sold certain technology assets acquired from VFSC to Princeton eCom Corporation. See Note 10.

Loans to executive officers and other employees at July 31, 2001 and 2002 were as follows:

	July 31,

	2001	2002

(In thousands)
Loans to executive officers	$9,502	$14,865
Loans to other employees	3,357	6,405

	$12,859	$21,270

Loans to executive officers are primarily relocation loans. Of the total loans to executive officers at July 31, 2002, $9.5 million accrue no interest for either the term of the note or for up to four years. The remaining loans to executive officers at July 31, 2002 accrue interest at rates equal to the applicable federal rates in effect at the time the loans were made. Of the total outstanding loans to executive officers and other employees at July 31, 2002, loans with a remaining principal balance of $20.2 million are secured by real property. The loans have terms which range from one to ten years.

23.  Selected Quarterly Consolidated Financial Data (Unaudited)

The following tables contain selected quarterly consolidated financial data for fiscal years 2001 and 2002. We accounted for the July 2002 sale of our Quicken Loans mortgage business segment and the February 2003 sale of our Japanese subsidiary, Intuit KK, as discontinued operations. As a result, the operating results of Quicken Loans and Intuit KK have been segregated from continuing operations in our consolidated financial statements and in these tables. See Note 11.

	Fiscal 2001 Quarter Ended

	October 31	January 31	April 30	July 31

(In thousands, except per share data)
Total net revenue	$159,953	$420,032	$377,204	$138,873
Cost of revenue	61,243	96,480	70,606	56,480
All other costs and expenses	190,095	231,305	283,276	187,935
Income (loss) from continuing operations before cumulative effect of accounting change	(48,245)	24,562	(24,728)	(76,245)
Net income from discontinued operations	166	2,000	10,427	14,956
Net income (loss)	(33,765)	26,562	(14,301)	(61,289)
Basic net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.23)	$0.12	$(0.12)	$(0.36)
Diluted net income (loss) per share from continuing operations before cumulative effect of accounting change	(0.23)	0.11	(0.12)	(0.36)
Basic net income per share from discontinued operations	0.00	0.01	0.05	0.07
Diluted net income per share from discontinued operations	0.00	0.01	0.05	0.07

	Fiscal 2002 Quarter Ended

	October 31	January 31	April 30	July 31

(In thousands, except per share data)
Total net revenue	$158,318	$475,908	$491,152	$186,850
Cost of revenue	61,711	113,421	69,006	57,658
All other costs and expenses	233,625	267,180	243,740	215,387
Income (loss) from continuing operations before cumulative effect of accounting change	(103,306)	99,896	132,702	(75,677)
Net income from discontinued operations	10,879	19,972	11,779	43,915
Net income (loss)	(92,427)	119,868	144,481	(31,762)
Basic net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.49)	$0.47	$0.63	$(0.36)
Diluted net income (loss) per share from continuing operations before cumulative effect of accounting change	(0.49)	0.46	0.62	(0.36)
Basic net income per share from discontinued operations	0.05	0.09	0.05	0.21
Diluted net income per share from discontinued operations	0.05	0.09	0.05	0.21

24.   Subsequent Event (Unaudited)

On September 13, 2002, we completed the purchase of Blue Ocean Software, Inc. for approximately $170.0 million in cash. Blue Ocean offers software solutions that help businesses manage their information technology resources and assets. Intuit plans to operate Blue Ocean as a separate business unit under its Small Business division led by Blue Ocean’s chief executive officer and headquartered in Tampa, Florida.

Schedule II

INTUIT INC.

VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to		Balance at
	Beginning of	Expense/		End of
	Period	Revenue	Deductions	Period

(In thousands)
Year ended July 31, 2000
Allowance for doubtful accounts	$11,215	$4,884	$(7,462)	$8,637
Reserve for product returns	$60,670	$48,077	$(52,951)	$55,796
Year ended July 31, 2001
Allowance for doubtful accounts	$8,637	$10,593	$(3,379)	$15,851
Reserve for product returns	$55,796	$53,660	$(81,557)	$27,899
Year ended July 31, 2002			)
Allowance for doubtful accounts	$15,851	$3,494	$(13,649)	$5,696
Reserve for product returns	$27,899	$92,798	$(88,602)	$32,095

Note: Additions to the allowance for doubtful accounts are charged to expense. Additions to the reserve for product returns are charged against revenue.